Exhibit 99.1
Corporate Headquarters
100 Motor Parkway, Suite 160
Hauppauge, NY 11788-5138
Direct Dial: 631-360-9304
Direct Fax: 631-360-9380
brock@bankofsmithtown.net

PRESS RELEASE

Release Date:  November 2, 2009

Contact:  Ms. Judith Barber
                Corporate Secretary

SMITHTOWN BANCORP ANNOUNCES
THIRD QUARTER EARNINGS

Earnings Down Due to Increased
Provisions for Possible Loan Losses

Core Deposits Up 46%
So Far This Year

Net Interest Margin Increases
By Additional 20 Basis Points

Smithtown, NY, November 2, 2009 - Smithtown Bancorp (NASDAQ:  SMTB), the parent company of Bank of Smithtown, today announced earnings for the third quarter of 2009 of $897,723, or $.06 per share. Earnings were reduced by a provision of $10 million to the loan loss reserve.

Net income for the first nine months of this year was $7.927 million, or $.59 per share.  Fully diluted earnings per share for the last twelve months now stand at $.89.

Nonperforming loans at quarter-end increased to $58.3 million, or 2.79% of total loans.  Most of the increase is attributable to five loans which are secured by first liens on real estate.  More detailed information about the Bank’s nonperforming loans and asset quality can be found on the investor page of the Bank’s website at www.bankofsmithtown.com.  In spite of the increase, the 2.79% nonperforming loan ratio remains better than the average ratio of 3.49% for the national peer group of 326 banks in the nation with assets from $1 billion to $3 billion.

Loans 30-89 days past due increased to $51.2 million, or 2.45% of total loans.  Most of this category consists of five loans which are also secured by first liens on real estate.

Net charge-offs for the third quarter were approximately $1.018 million representing approximately.05% of average loans. As has been the case in the past, the losses come mostly from the small business and consumer loan portfolios, which represent approximately 2% of the total loan portfolio.  Average net charge-offs for peer group banks was 1.16%.

Loans grew during the third quarter by $120 million, an increase of 6%. Virtually all of the net loan growth for the third quarter was in amortizing mortgage loans, with $70 million in growth on commercial properties and $59 million in growth on multi-family residential properties.  For the first nine months of 2009, loans have grown by $402 million, or by 24%.

For the past eight quarters, the Bank has made efforts to reduce construction lending and increase multi-family lending.  At September 30, 2007, land and construction loans constituted 31% of the total loan portfolio and multi-family loans represented 8% of total loans.  At September 30, 2009, land and construction loans have been reduced to 19% of total loans, while multi-family loans have concomitantly increased to more than 22% of the total portfolio.

At quarter’s end, commercial mortgage loans comprised 47% of the overall portfolio, multi-family loans comprised 22% of the portfolio, land and construction loans were at 19%, and one-to-four family residential mortgage loans represented approximately 9% of the total portfolio.

The loan “pipeline” of approved but unfunded commitments at September 30, 2009, was $93 million.  This figure is lower than prior quarters as a result of reduced economic activity and tighter lending standards.  The loan mix in the pipeline continues to reflect the shift away from construction lending and toward more permanent mortgage lending.

At September 30, 2009, the average balance of a commercial mortgage loan in the Bank’s portfolio was $2.5 million, with an average loan-to-value ratio of 53% and an average yield of 6.49%. The average balance of a multi-family residential loan was $3.7 million, with an average loan-to-value ratio of 65% and an average yield of 6.09%.  For one-to-four family residential mortgage loans, the average balance was $596,758, with an average loan-to-value of 48% and an average yield of 6.19%.

Core deposits grew by $200 million during the third quarter, or by 14.5%.  For the year so far, core deposits have increased by $495 million, or by 46%. Total deposits have increased this year by approximately $714 million, or by 52%. Most of those deposits that are not classified as “core deposits” are in CDs over $100,000 as a result of the very affluent areas in which some of the Bank’s branches are located.  At September 30, 2009, 76% of the Bank’s deposits were in core deposits.  Furthermore, with respect to CDs, the Bank has an 87% retention rate so far this year, which is consistent with a CD retention rate of more than 80% for the previous five years.

The Bank’s deposit growth continues to be aided by shifts in the competitive marketplace and by the development of its new branches.  The Bank has opened six new branches so far this year.  Those branches have collected $125 million in deposits, representing approximately 18% of this year’s deposit growth.  Approximately 75% of those deposits are in core deposits, which is consistent with the overall Bank figures.  Last year, the Bank opened four new branches and at September 30, 2009, those branches had more than $443 million in deposits.

The Bank expects to open four more new branches by the end of this year.  The new St. James branch opened this past Saturday, and nearing completion are branch projects in East Setauket, East Hills, Babylon and Deer Park.  Successful completion of these projects would bring this year’s new branch total to ten, and the Bank’s total number of branches to 29.

The net interest margin for the third quarter increased by 20 basis points to 3.26%.  This increase is in addition to the 30 basis point increase during the second quarter.  During the first quarter, net interest margin was significantly reduced by an unusually rapid inflow of new deposits early in the quarter. Since that time, as anticipated, the margin has gradually  improved as the funds have been employed into loans and investment securities.

The Company’s efficiency ratio for the third quarter improved dramatically to 52.09%, an improvement of more than 800 basis points over the second quarter.  The principal reason, however, for this improvement is that the second quarter figure was unrealistically inflated by the industry-wide FDIC special assessment for deposit insurance premiums.  Including the second quarter ratio of 60.22%, the Bank’s efficiency year-to-date is 57.12%. This expense ratio compares favorably with the most recent peer group ratio of 72.64%.

The Company’s capital ratios all remain in the “well-capitalized” range.  At September 30, 2009, the Tier I Leverage ratio was 7.79%, the Tier I Risk-Based Capital ratio was 9.36%, and the Total Risk-Based Capital ratio was 11.34%.  The ratio of tangible equity to assets was 5.75%.

The Company’s Chairman  & Chief Executive Officer, Brad Rock, commented:  “Earnings were negatively impacted during the third quarter by two factors related to the continued economic recession.  First, as many Long Island economists have agreed, the various impacts of the recession appear to have hit this region later than in other parts of the country.  Second, as has been observed frequently by the Federal Reserve and in financial journals, commercial real estate difficulties appear to be surfacing later in the cycle than other manifestations of the recession (such as job losses, home foreclosures and reduced retail sales).

“Although nonperforming loans and charge-offs remain better than peer bank averages,” Mr. Rock continued, “we nonetheless have to increase loan loss provisions to protect against possible future losses based upon the deterioration observed in our loan portfolio during the third quarter.  We also expect levels of nonperforming loans, loan loss provisions and charge-offs to continue to be higher than usual during the fourth quarter of this year and possibly into the first quarter of next year as commercial real estate markets and the region’s economy continue to struggle.

“But as earnings lag behind our historical success due to the economic woes of the nation and the region, we nonetheless continue to show strong signs of building a valuable franchise.  Core deposits have grown this year by 46%, with total deposits now exceeding $2 billion.  We continue to identify and open successful new branch locations at a reasonable cost, as borne out by both our deposit figures and expense ratios.”  Mr. Rock concluded: “When we look at the steadily-increasing stream of net interest income we are building by matching strong core deposit growth with permanent mortgage lending, we feel that when economic conditions permit us to return to more normalized provisions, we will have a Company with solid earnings growth and an excellent deposit franchise.”

With approximately $2.7 billion in assets, Bank of Smithtown is the largest independent commercial bank headquartered on Long Island.  Founded in 1910, Bank of Smithtown is nearing its 100th anniversary as a community bank.  The stock of its parent holding company, Smithtown Bancorp, is traded on the NASDAQ Global Select Market under the symbol “SMTB”.

*      *      *

Forward-Looking Statements

Certain statements contained in this release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such.  In addition, certain statements may be contained in our future filings with the Securities and Exchange Commission, in press releases, and in oral and written statements made by us or with our approval that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act.  Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of our plans, objectives and expectations or those of our management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements.  Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “continue,” “remain,” “will,” “should,” “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:  local, regional, national and international economic conditions and the impact they may have on us and our customers and our assessment of that impact, changes in the level of non-performing assets and charge-offs; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board; inflation, interest rate, securities market and monetary fluctuations; political instability; acts of war or terrorism; the timely development and acceptance of new products and services and perceived overall value of these products and services by users; changes in consumer spending, borrowings and savings habits; changes in the financial performance and/or condition of our borrowers; technological changes; acquisitions and integration of acquired businesses; the ability to increase market share and control expenses; changes in the competitive environment among financial holding companies and other financial service providers; the quality and composition of our loan or investment portfolio; the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which we and our subsidiaries must comply; the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; changes in our organization, compensation and benefit plans; the costs and effects of legal and regulatory developments, including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews; greater than expected costs or difficulties related to the opening of new branch offices or the integration of new products and lines of business, or both; and/or our success at managing the risk involved in the foregoing items.

Forward-looking statements speak only as of the date on which such statements are made.  We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Consolidated Balance Sheets

	As of
	September 30, 2009	September 30, 2008
ASSETS
Cash and due from banks	$24,810	$19,737
Interest earning deposits with banks	28,583	26,393
Total cash and cash equivalents	53,393	46,130

Term placements	507	-

Securities available for sale, at fair value	427,152	63,034
Securities held to maturity (fair value of $67 and $113, respectively)	66	111
Total investment securities	427,218	63,145

Federal Home Loan Bank stock	17,168	16,591

Loans	2,090,714	1,493,017
Less: allowance for loan losses	23,091	10,158
Loans, net	2,067,623	1,482,859

Bank premises and equipment	42,549	28,244
Cash value of company owned life insurance	19,992	19,519
Other real estate owned	6,972	6,972
Goodwill	3,923	3,923
Intangible assets	691	1,063
Other assets	30,221	22,499
Total assets	$2,670,257	$1,690,945

LIABILITIES AND STOCKHOLDERS' EQUITY

Demand deposits	$150,466	$107,656
Savings, NOW and money market deposits	1,002,638	534,566
Time deposits of $100,000 or more	502,968	218,540
Other time deposits	424,518	323,541
Total deposits	2,080,590	1,184,303

Other borrowings	326,480	340,000
Subordinated debt	56,270	38,836
Other liabilities	49,032	12,849
Total liabilities	2,512,372	1,575,988

Stockholders' equity
Preferred stock, par value $.01 per share :
Authorized: 1,000,000 and 100,000 shares at September 30, 2009 and
2008, respectively; no shares issued or outstanding	-	-
Common stock, par value $.01 per share:
Authorized: 35,000,000 and 20,000,000 shares at September 30, 2009 and
2008, respectively; 16,910,386 and 13,851,341 shares issued at
September 30, 2009 and 2008, respectively; 14,858,522 and 11,799,477
shares outstanding at September 30, 2009 and 2008, respectively	169	139
Additional paid in capital	82,242	51,942
Retained earnings	84,878	75,184
Less: Treasury stock at cost, 2,051,864 shares	(10,062)	(10,062)
	157,227	117,203
Accumulated other comprehensive income (loss)	658	(2,246)
Total stockholders' equity	157,885	114,957

Total liabilities and stockholders' equity	$2,670,257	$1,690,945

Consolidated Statements of Income

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Interest income:
Loans	$29,317	$23,353	$82,859	$63,318
Investment securities:
Taxable	2,314	827	4,020	2,054
Non taxable	440	49	635	160
Term placements	5	-	101	-
Interest earning deposits with banks	15	9	45	174
Other	239	229	546	559
Total interest income	32,330	24,467	88,206	66,265

Interest expense:
Savings, NOW and money market deposits	3,715	2,981	10,364	9,100
Time deposits of $100,000 or more	3,257	1,945	9,968	5,715
Other time deposits	3,291	2,809	10,559	8,234
Other borrowings	2,287	2,210	6,773	4,537
Subordinated debt	922	610	1,915	1,648
Total interest expense	13,472	10,555	39,579	29,234
Net interest income	18,858	13,912	48,627	37,031
Provision for loan losses	10,000	500	13,000	2,000
Net interest income after provision for loan losses	8,858	13,412	35,627	35,031

Noninterest income:
Revenues from insurance agency	836	824	2,711	2,677
Service charges on deposit accounts	619	630	1,737	1,662
Net gain on the sale of investment securities	959	6	1,481	6
Trust and investment services	136	189	463	565
Increase in cash value of company owned life insurance	108	163	341	557
Other	396	536	1,298	1,460
Sub-total	3,054	2,348	8,031	6,927

Other-than-temporary impairment (OTTI) loss:
Increase in total OTTI impairment	(80)	-	(37)	-
Increase (decrease) in non-credit portion of OTTI recorded in other comprehensive income	11	-	(287)	-
Net loss on OTTI recognized in earnings	(69)	-	(324)	-

Total noninterest income	2,985	2,348	7,707	6,927

Noninterest expense:
Salaries and employee benefits	5,381	4,585	15,428	12,802
Net occupancy expense	2,098	1,588	5,878	4,032
Furniture and equipment expense	935	698	2,513	2,022
Amortization of intangible assets	85	107	266	320
Other	2,488	1,512	7,505	4,077
Total noninterest expense	10,987	8,490	31,590	23,253

Income before income taxes	856	7,270	11,744	18,705
Provision for income taxes	(42)	2,663	3,817	6,572
Net income	$898	$4,607	$7,927	$12,133

Basic earnings per share	$0.06	$0.47	$0.60	$1.23
Diluted earnings per share	$0.06	$0.47	$0.59	$1.23
Cash dividends declared	$0.04	$0.04	$0.12	$0.12
Comprehensive income	$4,237	$3,786	$9,605	$10,060

Selected Financial Data
(in thousands, except per share data)

	For the Three Months Ended
	September 30, 2009	September 30, 2008

Basic earnings per share	$0.06	$0.47
Diluted earnings per share	0.06	0.47

Assets	$2,670,257	$1,690,945
Loans	2,090,714	1,493,017
Deposits	2,080,590	1,184,303

Return on Average Equity	2.32	19.35
Cash Return on Average Equity (1)	2.46	19.64
Return on Average Tangible Equity (2)	2.39	20.42
Cash Return on Average Tangible Equity (3)	2.53	20.73

Return on Average Assets	0.15	1.15
Cash Return on Average Assets (1)	0.16	1.17
Return on Average Tangible Assets (2)	0.15	1.16
Cash Return on Average Tangible Assets (3)	0.16	1.17

Net Interest Margin	3.26	3.70

Efficiency	52.09	52.39
Efficiency - Cash Basis	51.69	51.74

(1) Excludes amortization of intangibles
(2) Excludes intangible assets
(3) Excludes amortization of intangibles and intangible assets

Selected Financial Data
(in thousands, except per share data)

	For the Nine Months Ended
	September 30, 2009	September 30, 2008

Basic earnings per share	$0.60	$1.23
Diluted earnings per share	0.59	1.23

Assets	$2,670,257	$1,690,945
Loans	2,090,714	1,493,017
Deposits	2,080,590	1,184,303

Return on Average Equity	7.62	18.60
Cash Return on Average Equity (1)	7.79	18.92
Return on Average Tangible Equity (2)	7.89	19.73
Cash Return on Average Tangible Equity (3)	8.07	20.07

Return on Average Assets	0.47	1.15
Cash Return on Average Assets (1)	0.48	1.17
Return on Average Tangible Assets (2)	0.47	1.15
Cash Return on Average Tangible Assets (3)	0.48	1.17

Net Interest Margin	3.04	3.73

Efficiency	57.12	53.07
Efficiency - Cash Basis	56.64	52.34

(1) Excludes amortization of intangibles
(2) Excludes intangible assets
(3) Excludes amortization of intangibles and intangible assets